Exhibit 99.1

PLANO, Texas--- Zoe’s Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE:ZOES), today announced the resignation of Jason Morgan, Chief Financial Officer and Senior Vice President, effective June 18, 2015 to pursue other business interests. The Company has initiated a search for his successor.

Kevin Miles, President and Chief Executive Officer of Zoës Kitchen. “Since joining Zoës as Chief Financial Officer in 2008, Jason has played a vital role in the evolution and extraordinary growth of our company, including our successful 2014 initial public offering. He leaves us with a stable foundation to continue to capitalize on our long-term growth opportunity and we wish him well in his future endeavors.”

James Besch, the Company’s Controller, will serve as principal financial officer as Zoës Kitchen considers candidates for the Chief Financial Officer role. Besch has served as Controller since January 2013 and Vice President of Accounting since April 2014.

Mr. Morgan’s departure was not related to any disagreement with the Company’s board of directors, audit committee or the Company’s auditors.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean inspired dishes delivered with Southern hospitality. With 150 locations in 16 states across the United States, Zoës Kitchen aims to deliver goodness to its customers by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily.